EXHIBIT 10.1
NATIONAL INTERSTATE CORPORATION
MANAGEMENT BONUS PLAN
     1. Purpose. The purpose of this Management Bonus Plan (this “Plan”) is to provide financial incentives to designated executives and other key managers of National Interstate Corporation and its subsidiaries (the “Company”) related to the achievement of challenging financial and business goals.
     2. Definitions. Terms in this Plan that have initial capital letters and that are not otherwise defined in this Plan shall have the meanings given to such terms in Exhibit A.
     3. Plan Administration. The Compensation Committee of the Board (the “Committee”) shall be responsible for administration of the Plan. The Committee, by majority action, is authorized to interpret the Plan, to prescribe, amend, and rescind regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes and upon all Participants. No member of the Committee shall be liable for any such action or determination made in good faith. The Committee may delegate to the chief executive officer or other officers of the Company, subject to such terms as the Committee shall determine, authority to perform certain functions, including administrative functions, except that the Committee shall retain exclusive authority to determine matters relating to the chief executive officer. In the event of such delegation, all references to the Committee in this Plan shall be deemed references to such officers as it relates to those aspects of the Plan that have been delegated.
     4. Eligibility. The chief executive officer will select and the Committee shall approve which Employees will be eligible to participate in the Plan for any given Performance Period. Eligible Participants shall be notified in writing of such designation. An Employee who is a Participant for a given Performance Period is neither guaranteed nor assured of being selected for participation in any subsequent Performance Period.
     5. Bonus Pool and Target Incentive Award. Following the beginning of each Performance Period, the Committee shall establish (i) a formula for determining the potential Bonus Pool for such Performance Period, and (ii) a Target Incentive Award for such Performance Period for each Participant. When establishing the Target Incentive Awards for participants other than the chief executive officer, the Committee shall consider the recommendations of the chief executive officer. The chief executive officer will be authorized to establish (subject, in the case of executive officers, to the Committee’s approval) Target Incentive Awards for newly hired or newly promoted Employees, which awards may be based on performance during less than the full Performance Period and may be pro rated in the discretion of the Committee.

     6. Determination of Awards. As soon as administratively practicable following the end of each Performance Period, the Committee shall determine the total Bonus Pool available for allocation as Awards for such Performance Period and shall determine the extent, if any, that the Target Incentive Award for each Participant has been attained, based on the Committee’s assessment (after considering the recommendations of the chief executive officer for all Participants other than the chief executive officer) of the Company’s and the Participant’s performance to objectives during such Performance Period. The amount of the Award payable under the Plan to any Participant shall then be determined by the Committee based on a percentage of the available Bonus Pool; provided, however, that in no event shall the aggregate of all Awards to be made hereunder to all Participants for a Performance Period exceed the amount of the Bonus Pool for such Performance Period. The Committee may, in its sole discretion, increase or decrease the amount of any Award otherwise payable to any Participant to reflect such Participant’s individual performance or such other factors as the Committee deems relevant, or in recognition of changed or special circumstances.
     7. Payment of Awards. An Award to a Participant for a particular Performance Period shall be paid by the Company in cash in three installments (without interest) as follows: (i) Fifty percent (50%) of the Award for such Performance Period shall be paid within 75 days after the end of such Performance Period; (ii) Thirty five percent (35%) of the Award for such Performance Period shall be paid within 75 days after the first anniversary of the end of such Performance Period; and (iii) fifteen percent (15%) of the Award for such Performance Period shall be paid within 75 days after the second anniversary of the end of such Performance Period. For two years subsequent to such date (i.e. until the fourth anniversary of the end of such Performance Period), the Committee shall consider any favorable development for such Performance Period and may, but shall not be obligated to, make a payment of an additional cash amount to any Participant for that Performance Period. Unless otherwise determined by the Committee, a Participant must be Actively Employed by the Company on the date his Award (or any portion thereof) is to be paid in order to be entitled to payment of any such Award (or any portion thereof).
     8. Change in Control. Notwithstanding anything contained in this Plan to the contrary, in the event of a Change in Control of National Interstate Corporation: (a) if prior to the first anniversary of the Change in Control the Company terminates a Participant’s employment other than for Cause or a Participant terminates his or her employment for Good Reason, then the Company shall pay to such Participant a lump sum cash distribution of his or her unpaid Awards within 10 days following the date of his or her termination of employment; and (b) if a Change in Control occurs during a Performance Period (and after the applicable Target Incentive Awards have been established for such period), and prior to the end of such Performance Period the Company terminates a Participant’s employment other than for Cause, or a Participant terminates his or her employment for Good Reason, then the Company shall pay to such Participant a lump sum cash distribution of his or her Target Incentive Award for such Performance Period, prorated for the period Actively Employed with the Company during such Performance Period, within 10 days following the date of his or her termination of employment.
     9. Source of Payment; Transferability; Rights of Employer. Each Award that may become payable under the Plan shall be paid solely from the general assets of the Company.

Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled. No right or benefit under this Plan will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge such right or benefit will be void. No such right or benefit will in any manner be liable for or subject to the debts, liabilities, or torts of a Participant. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, with or without cause.
     10. Compliance with Section 409A of the Code. To the extent applicable, it is intended that the Plan comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), so as to prevent the inclusion in gross income of any amounts payable hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be distributed or made available to Participants. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Any provisions that would cause any amount payable under the Plan to be includible in the gross income of any Participant under Section 409A(a)(1) of the Code shall have no force and effect unless and until amended to cause such amount to not be so includible (which amendment may be retroactive to the extent permitted by Section 409A of the Code without the consent of the Participants).
     11. Amendment or Termination. The Board may from time to time amend the Plan in any respect or terminate the Plan in whole or in part. Upon termination of the Plan, all earned but unpaid Awards shall continue to be payable on the dates on which the Participants would otherwise receive payments hereunder without regard to the termination of the Plan; provided, however, that to the extent permitted by Section 409A of the Code, the Board may direct that the Participants who are employed by the Company as of the effective date of such termination receive an immediate lump sum payment equal to the amount of their earned but unpaid Awards.
     12. Miscellaneous. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company, and such successor, along with its subsidiaries, shall thereafter be deemed the “Company” for all purposes of this Plan. The Plan and all Awards shall be construed in accordance with and governed by the laws of the State of Ohio, but without regard to its conflict of law provisions. The Company shall have the right to deduct from all payments made to any person under the Plan any federal, state, local, foreign or other taxes which, in the opinion of the Company are required to be withheld with respect to such payments.

EXHIBIT A
DEFINITIONS
“Actively Employed” has the meaning given such term in the Company’s Employee Handbook.
“Award” means a cash award granted under the Plan to a Participant by the Committee pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee may establish.
“Board” means the Board of Directors of National Interstate Corporation.
“Bonus Pool” means, for each Performance Period, a bonus pool established by the Committee upon recommendation of the chief executive officer with respect to the Company’s accident underwriting year or years, consisting of that portion of the underwriting profit for such year or years, as designated by the Committee.
“Cause” shall mean (i) the material failure by the Participant to properly perform his duties for the Company (except due to physical or mental impairment); (ii) a conviction, guilty plea or plea of nolo contendere of the Participant for any crime involving moral turpitude or for any felony; or (iii) a breach by the Participant of his fiduciary duties of loyalty or care to the Company or a material violation of any of the corporate governance and ethics guidelines, conflict of interests policies or code of conduct of the Company.
“Change in Control” has the meaning given such term in the Company’s Long Term Incentive Plan.
“Employee” means any person employed by the Company, whether such Employee is employed at the time the Plan is adopted or becomes employed subsequent to the adoption of the Plan.
“Good Reason” shall mean (i) a material reduction in the Participant’s annual base salary as in effect on the Change in Control; (ii) a material reduction, without the Participant’s written consent, of the Participant’s authority, duties, or responsibilities from those in effect immediately prior to the Change in Control; or (iii) a material change, without the Participant’s written consent, in the geographic location of Participant’s principal place of employment as in effect immediately prior to the Change in Control.
“Participant” means, as to any Performance Period, any Employee confirmed by the Committee to be eligible to participate in the Plan for that Performance Period, as provided herein.
“Performance Period” means the Company’s fiscal year.
“Target Incentive Award” means, as to any Performance Period, the target level of Award opportunity, stated as a percentage of base salary, available to a Participant. The Target Incentive Awards may differ from Performance Period to Performance Period and Participant to Participant, as determined by the Committee. It is anticipated that an Award made under this Plan will be stated in terms of a percentage of the available Bonus Pool and will range from 0% to 200% of the Target Incentive Award.